FORM 10-K                                    Page 221

Exhibit 10.2

                 CONE MILLS CORPORATION SERP

         (As Amended and Restated December 5, 1995)


                          RECITALS

     WHEREAS, Cone Mills Corporation (the "Corporation") has heretofore adopted the Employees' Retirement Plan of Cone
Mills Corporation (the "Basic Plan"); and

     WHEREAS, effective from and after January 1, 1989,
Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the annual compensation that may be taken into account under the Basic Plan for each employee (such limitation, as in effect from and after January 1, 1989, to the date hereof and as hereafter modified or amended from time to time, is hereinafter referred to as the "Compensation Limitation"); and

     WHEREAS, by plan document dated as of February 23, 1989, the Corporation adopted the Cone Mills Corporation SERP (the "Plan") so that certain executives of Cone Mills Corporation retiring under the Basic Plan (and their beneficiaries) would receive retirement benefits under the Plan that, when aggregated with the retirement benefits payable under the Basic Plan, would equal those benefits that would have been payable under the Basic Plan if the Compensation Limitation did not apply to the Basic Plan; and

     WHEREAS, on December 5, 1995, the Board of Directors of the Corporation approved an amendment to the Plan pursuant to which executives who terminate employment on or after January 1, 1996, with ten or more Years of Service under the Basic Plan but who do not qualify for Retirement under Section 4 thereof will be eligible to participate in the Plan; and

     WHEREAS, the Corporation desires to amend and restate the Plan as of December 5, 1995;

     NOW, THEREFORE, the Corporation hereby adopts this Amended and Restated SERP, the terms and conditions of which are as follows:

     1. Name of Plan. As amended and restated herein, the Plan shall continue to be known as the Cone Mills Corporation
SERP.



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FORM 10-K                                    Page 222

Exhibit 10.2   (continued)

     2. Purpose of Plan. The purpose of this Plan is to provide the participants herein with retirement benefits that, when aggregated with the retirement benefits payable under the Basic Plan, will provide total benefits equal to those that would be payable under the Basic Plan if the Compensation Limitation did not apply to the Basic Plan. The Plan is intended to be a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and, as such, exempt from the participation and vesting, funding, and fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), by reason of Sections 201(2), 301(a)(3), and 401(a)(1) thereof.

     3. Definitions. All capitalized terms used herein that are defined in the Basic Plan and not otherwise defined herein shall have the meaning specified in the Basic Plan, except that, for purposes of this Plan, Offset Value (as defined in the Basic Plan) shall be disregarded in determining a Member's Accrued Benefit under the Basic Plan, and Beneficiary shall include a Member's Spouse if the Spouse is entitled to receive benefits pursuant to Section 8 of the Basic Plan after the Member's death.

     4. Participation. Subject to paragraph 7 below, if any Member of the Basic Plan has retired or shall retire from any of the Companies in accordance with Section 4 of the Basic Plan or shall die while an active Member in the Basic Plan or shall otherwise terminate employment after completing 10 or more Years of Service but without qualifying for Retirement under Section 4 of the Basic Plan, and if the Compensation Limitation reduces the benefits otherwise payable under the Basic Plan to such Member and/or his Beneficiary (determined without regard to any limitations imposed by Section 415 of the Code), such Member and/or his Beneficiary shall be entitled to participate in this Plan. No Member or his Beneficiary shall be entitled to benefits hereunder unless such Member (a) has retired and qualified for Normal Retirement, Early Retirement, or Postponed Retirement under
Section 4 of the Basic Plan or (b) has died while an active Member in the Basic Plan and qualified for death benefits under Section 8 thereof or (c) has otherwise terminated employment on or after January 1, 1996, with 10 or more Years of Service but without qualifying for Retirement under Section 4 of the Basic Plan.




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FORM 10-K                                    Page 223

Exhibit 10.2   (continued)


     5. SERP Benefit. Any Member who is entitled to participate in this Plan in accordance with paragraph 4 above, and the Beneficiary of any such Member, shall be entitled to a monthly benefit, payable by the Corporation, at the same time and in the same manner as the monthly benefit payable to such Member or his Beneficiary under the Basic Plan, in an amount equal to the excess of:

       (a) The amount of the monthly benefit (determined without regard to any limitations imposed by Section 415 of the Code) that would be payable to such Member or his Beneficiary under the Basic Plan if the Compensation Limitation did not apply to the Basic Plan (except that Section 7.04 of the Basic Plan shall be disregarded in determining the amount of the monthly benefit that would be payable to the Member or his Beneficiary); over

       (b) The amount of the monthly benefit that would be payable to such Member or his Beneficiary under the Basic Plan after applying the Compensation Limitation and after giving effect to Section 7.04 of the Basic Plan (but without regard to any limitations imposed by Section 415 of the
  Code).

In the case of a death benefit under the Basic Plan that is converted to a lump sum payment, the excess benefit payable to the Beneficiary under this Plan shall be a lump sum payment determined by applying the Basic Plan rules and calculating a lump sum death benefit under the Basic Plan as if the Compensation Limitation did not apply (and without regard to any limitations imposed by Section 415 of the Code) and subtracting therefrom the amount of the lump sum death benefit that would be payable under the Basic Plan after applying the Compensation Limitation (but without regard to any limitations imposed by Section 415 of the Code).

  6. Determinations by Corporation. Any determination in good faith by the Corporation, including any determination by the Pension Committee under the Basic Plan, as to the amount of benefits payable hereunder to any Member or Beneficiary shall be final and binding for purposes of this Plan.

  7.   Forfeiture of Benefits.

       (a) If a Member's employment with any of the Companies is terminated for cause or if he is retired for cause, then neither the Member nor his Beneficiary shall be entitled to


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FORM 10-K                                      Page 224

Exhibit 10.2   (continued)

receive benefits under this Plan. For purposes of this paragraph 7(a), termination for cause shall mean (i) termination due to the Member's committing fraud, misappropriation or embezzlement in the performance of his duties as an employee or (ii) termination due to the Member's committing any felony for which he is convicted and which, as determined in good faith by the Board of Directors of the Corporation, constitutes a crime involving moral turpitude and results in material harm to the Corporation.

       (b) If at any time while benefits are payable under this Plan, a Member entitled to such benefits shall, directly or indirectly, own any interest in, manage, operate, control, be employed by, render advisory services to, represent, or participate in or be connected with the management or control of, any business which is then in competition with the Corporation or any of its subsidiaries, the Corporation shall have the right to terminate payment of any benefits that would otherwise be payable hereunder to such Member or his Beneficiary from and after the date of such Member's violation of the conditions of this paragraph 7(b); provided, however, that any Member may own, directly or indirectly, solely as an investment, securities of any corporation traded on a national securities exchange if such Member is not a controlling person of, or a member of a group which controls, such corporation, does not, directly or indirectly, own more than one percent of any class of securities of such corporation and does not otherwise violate the conditions of this paragraph 7(b). The Board of Directors may waive in writing the Corporation's right to terminate payment of benefits under this Plan in the event of a violation of this paragraph 7(b).

  8.   Termination.

       (a) The Corporation reserves the right to terminate this Plan at any time; provided, however, that in the event of termination, each Member who had theretofore retired under
Section 4 of the Basic Plan or who had died while an active Member in the Plan or who had otherwise terminated employment with 10 or more Years of Service, and the Beneficiary of each such Member, shall receive the benefits provided hereunder and provided further that each Member who is then eligible for Early Retirement, Normal Retirement or Postponed Retirement under Section 4 of the Basic Plan or who has then completed 10 or more Years of Service shall have an accrued benefit under this Plan equal to the excess of:




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FORM 10-K                                      Page 225

Exhibit 10.2   (continued)

       (i) The amount that his Accrued Benefit under the Basic Plan (determined without regard to any limitations imposed by Section 415 of the Code) would have been if he had actually retired or, if not eligible for Retirement, voluntarily terminated employment on the date of termination of this Plan and if the Compensation Limitation did not apply to the Basic Plan; over

      (ii) The amount that his Accrued Benefit under the Basic Plan would have been, after applying the Compensation Limitation (but without regard to any limitations imposed by Section 415 of the Code), if he had actually retired or, if not eligible for Retirement, voluntarily terminated employment on the date of termination of this Plan.

The accrued benefit of each such Member under this Plan (or the Actuarial Equivalent thereof) shall be payable by the Corporation to the Member and/or his Beneficiary at the same time, in the same manner, and at the same rate or percentage as the retirement benefit payable to such Member or his Beneficiary under the Basic Plan. The accrued benefit of a Member under this Plan upon its termination shall be determined by independent actuaries retained by the Corporation.

       (b) This Plan shall automatically terminate upon any termination of the Basic Plan and the provisions of paragraph 8(a) above shall apply; provided, however, that if amounts paid to any Member or his Beneficiary under the Basic Plan and the Corporation's 1983 ESOP are less than the Accrued Benefit (or Actuarial Equivalent thereof) of the Member under the Basic Plan, then any amounts otherwise payable in accordance with paragraph 8(a) above to any Member and/or his Beneficiary under this Plan shall be paid in the same proportion as the benefits payable under the Basic Plan and the Corporation's 1983 ESOP to such Member or Beneficiary bear to the Accrued Benefit (or Actuarial Equivalent thereof) of the Member or Beneficiary under the Basic Plan.

       (c) Members of the Basic Plan on the date of termination of this Plan or the Basic Plan who are not then eligible for Early Retirement, Normal Retirement or Postponed Retirement under Section 4 of the Basic Plan or who have not then completed 10 or more Years of Service shall have no accrued benefit under this Plan, and the Corporation shall have no obligation hereunder to such Members or their Beneficiaries.



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FORM 10-K                                      Page 226

Exhibit 10.2   (continued)


  9. No Funding of Plan. This Plan shall be "unfunded" within the meaning of ERISA. All benefits payable hereunder shall be paid by the Corporation out of its general assets.
To the extent that any Member or Beneficiary acquires the right to receive payments from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation. The Corporation shall have no obligation to establish any fund or to purchase any annuity or other contract to provide the amounts payable hereunder, and, except as otherwise expressly provided by written instrument, if any such fund is established or any such contract purchased, it shall be the sole property of the Corporation and no Member or Beneficiary shall have any rights therein.

  10. No Assignment. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge by any Member or his Beneficiary, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under this Plan shall be void.

  11. Binding Effect. This Plan shall constitute a binding obligation of the Corporation and its successors and assigns to each Member and Beneficiary entitled to benefits in accordance with the terms and conditions hereof. As used herein, the term "successor" shall include any person, firm, corporation or other business entity that, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Corporation. This Plan has been adopted by the Corporation in consideration of past and anticipated future services of its employees.

  12. Construction. This Plan shall be governed by and construed in accordance with the laws and judicial decisions of the State of North Carolina. As used herein, the masculine gender shall include the feminine, as appropriate.

  13. Coordination. This Plan shall be coordinated with the Excess Benefit Plan of Cone Mills Corporation so that the total retirement benefits payable to a participant in the Basic Plan, the Excess Benefit Plan and this Plan equal the benefits that would have been payable to such participant under the Basic Plan if neither the Compensation Limitation nor any limitations imposed by Section 415 of the Code applied to the Basic Plan and if Section 7.04 of the Basic Plan were disregarded.


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FORM 10-K                                      Page 227

Exhibit 10.2   (continued)



  IN WITNESS WHEREOF, the Corporation has caused this Plan to be executed as of December 5, 1995.


                      CONE MILLS CORPORATION


                      By:    /s/ Terry L. Weatherford
                      Title:  Vice President and Secretary